Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Common Stock of Citigroup Inc. and the Common Stock of NextEra Energy, Inc. due September 1, 2027

Term Sheet dated August 18, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The common stock of Broadcom Inc. (the “AVGO Stock”), the common stock of Citigroup Inc. (the “C Stock”) and the common stock of NextEra Energy, Inc. (the “NEE Stock”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)
Pricing Date:	August 27, 2025
Issue Date:	September 2, 2025
Calculation Day:	August 27, 2027
Stated Maturity Date:	September 1, 2027
Face Amount:	$1,000 per security
Maturity Payment Amount (per Security):

 • if the ending value of the lowest performing Underlying Stock is greater than its starting value:

$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock × upside participation rate);

 • if the ending value of the lowest performing Underlying Stock is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000; or

 • if the ending value of the lowest performing Underlying Stock is less than its threshold value:

$1,000 + [$1,000 × (stock return of the lowest performing Underlying Stock + buffer amount)]

Lowest Performing Underlying Stock:	The Underlying Stock with the lowest stock return
Starting Value:	For each Underlying Stock, its closing value on the pricing date
Ending Value:	For each Underlying Stock, its closing value on the calculation day
Threshold Value:	For each Underlying Stock, 70% of its starting value
Buffer Amount:	30%
Upside Participation Rate:	At least 290% (to be determined on the pricing date)
Stock Return:	For each Underlying Stock, (ending value – starting value) / starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services.
CUSIP:	78017PMG3

Hypothetical Payout Profile*

* Assumes an upside participation rate equal to the lowest possible upside participation rate that may be determined on the pricing date

If the ending value of the lowest performing Underlying Stock is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlying Stock in excess of the buffer amount and will lose up to 70% of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $895.00 and $945.00 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325010405/dp233158_424b2-wfceln333.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Value Of The Lowest Performing Underlying Stock Is Less Than Its Threshold Value, You Will Lose Up To 70% Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	The Securities Are Subject To The Downside Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Underlying Stocks

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

•	Historical Values Of An Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

•	We Cannot Control Actions By The Underlying Stock Issuers.

•	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.